Item 77Q(1)(e)

Touchstone Strategic Trust

The following document is included in the Registrant's N-14 filed with the SEC on June 7, 2013, (SEC Accession No.
0001104659-13-047748) and is incorporated by reference herein:

Amended and Restated Schedule 1 to the Investment Advisory
Agreement between Touchstone Strategic Trust and Touchstone
Advisors, Inc., with respect to the Touchstone Flexible Income
Fund.